Exhibit 2.2
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             AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

     THIS AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER is entered into as of the 10th day of March 1997, by and among Omega Orthodontics, Inc., a Delaware corporation ("OMEGA"); Robert R. Schmisseur, D.D.S. ("Dr. Schmisseur"), who is duly licensed to practice orthodontics in the state of Illinois (the "State"); Robert R. Schmisseur, D.D.S., P.C., an Illinois professional corporation (the "Orthodontic Entity"); and Omega Orthodontics of Champaign, Inc., a Delaware corporation to be formed and to become a wholly owned subsidiary of OMEGA ("Acquisition" and sometimes referred to herein as the "Surviving Entity") (and which shall have joined herein by subsequently executing this Agreement).

                                    RECITALS

     A. OMEGA provides professional management and marketing services to orthodontic practices in the United States, which services include providing practice management systems, office space, equipment, furnishings and active administrative personnel necessary for the operation of orthodontic practices, and which services are provided directly or indirectly through management service organizations.

     B. The Orthodontic Entity owns and operates an orthodontic practice with offices located at 1701 South Prospect, Champaign, Illinois 61820 (the "Orthodontic Offices") and furnishes orthodontic care to the general public through the services of Dr. Schmisseur affiliated with the Orthodontic Entity.

     C. Dr. Schmisseur presently holds 100% of the issued and outstanding capital stock of the Orthodontic Entity (the issued and outstanding capital stock is hereafter referred to herein as the "Interests").

     D. Dr. Schmisseur owns all of the Interests, and desires to convert the status of the Orthodontic Entity from a professional entity to a general purpose entity and to form a new professional corporation or entity to continue his orthodontic practice at the Orthodontic Offices.

     E. OMEGA has conducted a review of the Orthodontic Entity, and has reviewed the Orthodontic Entity's unaudited financial and operations statement provided by Dr. Schmisseur (the "Financial Statement"), a copy of which is attached hereto as Exhibit A . Based on its review of the Orthodontic Entity and the Financial Statement, OMEGA has issued the report (the "Report"), a copy of which has been furnished to the Orthodontic Entity. The Orthodontic Entity and Dr. Schmisseur have reviewed the Report and OMEGA's literature, and agree with the Report and the concepts of OMEGA's Exceptional Practice.

     F. Subject to the terms and conditions of this Agreement, OMEGA and Dr. Schmisseur have determined that it is in the best interests of each to effect a merger of the Orthodontic Entity with and into Acquisition (the "Merger") as provided in Section 2.1 hereof.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:


                   ARTICLE I. ENTITY FORMATION AND CONVERSION

     1.1 At the Closing (as defined in Section 2.3 hereof), Dr. Schmisseur shall cause the Orthodontic Entity's charter ("Charter") to be amended to convert the Orthodontic Entity into a general purpose entity under the laws of the State.

     1.2 Dr. Schmisseur shall form a new professional entity (the "New PC") under the laws of the State and, in accordance with the terms of this Agreement, commence the practice of orthodontics through the New PC.

     1.3 OMEGA shall form Acquisition and shall cause Acquisition to join in this Agreement by subsequently executing this Agreement where indicated below.


                               ARTICLE II. MERGER

     2.1 Merger; Consideration and Payment.

     (a) At the Effective Time (as hereinafter defined) and subject to the terms and conditions hereinafter set forth, the parties hereto agree to cause the Merger to be consummated by filing with the Delaware Secretary of State and the State Secretary of State (if required) a Certificate of Merger (the "Certificate of Merger") in the form required by applicable law, duly executed and acknowledged by the Surviving Entity, and taking all such further actions as may be required by law to make the Merger effective. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State and the State Secretary of State (if required) (the "Effective Time"), and Acquisition will be the surviving entity.

     (b) At the Effective Time, the Interests of Orthodontic Entity outstanding immediately prior to the Effective Time shall, on such date, by virtue of the Merger and upon surrender to OMEGA of the certificates therefor, duly endorsed and transferable, free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Effective Time), without any further action on the part of any holder thereof, be converted into the right to receive an aggregate consideration (the "Consideration") of:

               (i) Two Hundred Eighteen Thousand, Forty Two Dollars ($218,042.00) in cash (the "Cash Component");

               (ii) Two Hundred Eighteen Thousand, Forty Two Dollars ($218,042.00) to be represented by a promissory note (the "Purchase Note") payable to Dr. Schmisseur (the "Note Component") in the form attached hereto as Exhibit B; and

               (iii) Two Hundred Eighteen Thousand, Forty Dollars ($218,040.00) to be represented by issuance to Dr. Schmisseur of shares of OMEGA common stock ("OMEGA Stock") based on a value per share equal to 100% of the IPO Price (as defined below in Section 2.3) (the "Stock Component"), which shall thereupon be issued to Dr. Schmisseur, fully paid and nonassessable.

     (c) At the Effective Time, each share of stock of Acquisition outstanding immediately prior to the Effective Time shall, on such date, by virtue of the Merger and without any action on the part of any holder thereof, continue and shall be held by OMEGA.

     2.2 Adjustment and Audit.

     (a) The Consideration is based on the value of the Interests as determined by OMEGA from the information set forth in the Financial Statement. At OMEGA's option, OMEGA will cause an audit (the "Audit") of the Financial Statement and the books and records of the Orthodontic Entity to be completed prior to Closing to confirm the accuracy and completeness of the information in the Financial Statement.

     (b) The Consideration shall be subject to adjustments at Closing for: (i) prepaid and underpaid rent and other lease obligations, if the leases are to be continued after Closing, as well as for other agreed normal and customary prepaid and underpaid expenses; (ii) any accrued but unpaid salaries, bonuses and other compensation, fringe and health insurance benefits, employment or payroll taxes and related employment obligations; (iii) any accounts payable of the Orthodontic Entity which have accrued prior to the Effective Time and which remain unpaid as of such time (the "Accounts Payable") in excess of an amount equal to one-half (1/2) of one "Average" month of gross income from the Orthodontic Entity; (iv) and any other material adverse changes in the financial condition or prospects of the Orthodontic Entity from the information provided in the Financial Statement. As used herein, Average shall mean an average of the Accounts Payable of the Orthodontic Entity using the last twelve months prior to the end of the month immediately preceding the Effective Time.

     (c) The adjustments to the Consideration, if any, shall be applied in the following order of priority; first to the Cash Component, second, to the Note Component, and the balance, if any, to the Stock Component.

     2.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Robinson & Cole, One Boston Place, Boston, Massachusetts 02108 on the date of the closing of OMEGA's initial public offering of its securities (the "IPO Closing") pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") ("IPO"), or at such other place, date or time as may be fixed by mutual agreement of the parties; provided, however, that in no event shall the Closing date be extended beyond June 30, 1997. On or before the IPO Closing, OMEGA will notify the Orthodontic Entity of the projected IPO Closing Date determined by OMEGA, in its sole discretion. As used herein "IPO Price" shall mean the initial offering price to the public of OMEGA Stock as reflected on the cover page of its Prospectus under the Securities Act for the IPO.

     2.4 Filing Certificate of Merger. Contemporaneous with the Closing, the duly executed Certificate(s) of Merger shall be filed with the Delaware Secretary of State and the State Secretary of State (if required).

     2.5 Delivery of Records, Contracts, Interests. At the Closing Dr. Schmisseur shall deliver or cause to be delivered to OMEGA:

     (a) all of the Orthodontic Entity's minute books, stock records and other company books and records and the Orthodontic Entity's leases, contracts, employment agreements, non-compete agreements, commitments and rights, with such consents to the Merger as are necessary to assure Acquisition and OMEGA of the full benefit of the same.

     (b) Evidence of malpractice insurance coverage for the current and five (5) prior years, and if applicable, evidence of so-called "tail" insurance for such period naming the Orthodontic Entity (and any successor by merger) as a co-insured or otherwise assigning to the Orthodontic Entity and its successor by merger the full benefits thereof.


                   ARTICLE III. REPRESENTATIONS AND WARRANTIES

     The Representations and Warranties of Dr. Schmisseur and the Orthodontic Entity in the attached Schedule 1 are hereby incorporated as if fully set forth herein. The Representations and Warranties of OMEGA and Acquisition in the attached Schedule 2 are hereby incorporated as if fully set forth herein. Capitalized words and expressions used in this Agreement and which are defined in said Schedules 1 and 2 shall have the same meaning as they are given therein.


                     ARTICLE IV. COVENANTS OF DR. SCHMISSEUR
                           AND THE ORTHODONTIC ENTITY

     Dr. Schmisseur and the Orthodontic Entity hereby covenant and agree with OMEGA and Acquisition as follows:

     4.1 Conduct of Business. Between the date of this Agreement and the Closing, they will do the following unless OMEGA shall otherwise consent in writing:

     (a) conduct its business only in the ordinary course, and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

     (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $1,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of the Interests, the Property or other assets of the Orthodontic Entity;

     (c) refrain from incurring any contingent or fixed obligations or liabilities except those that are usual and normal in the ordinary course of business;

     (d) refrain from making any change or incurring any obligation to make a change in its Charter or By-laws (certified copies of which are attached hereto as Exhibit D) or authorized or issued capital stock, except as contemplated by this Agreement;

     (e) refrain from declaring, setting aside or paying any dividend or making any other distribution in respect of capital stock, or making any direct or indirect redemption, purchase or other acquisition of capital stock, of the Orthodontic Entity;

     (f) use its best efforts to keep intact its business organization, to keep available its present officers, agents and employees and to preserve the goodwill of all patients, suppliers, and others having business relations with it;

     (g) not commit or fail to commit any act which would cause Dr. Schmisseur or the Orthodontic Entity to suffer the revocation, suspension or limitation of Dr. Schmisseur's or the Orthodontic Entity's license.

     (h) permit OMEGA or Acquisition and its authorized representatives to have full access to all its properties, assets, records, tax returns, company records, contracts and documents and furnish to OMEGA or its authorized representatives such financial and other Information with respect to its business or properties as OMEGA may from time to time reasonably request.

     4.2 Authorization from Others. Prior to the Closing, they will have obtained all assignments, authorizations, consents and permits of others required to permit the consummation by Dr. Schmisseur and the Orthodontic Entity of the transactions contemplated by this Agreement.

     4.3 Breach of Representations and Warranties. Promptly upon becoming aware of the actual, impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused or constituted a breach had such event occurred or been known to them prior to the date hereof, of any of their representations and warranties contained in or referred to in this Agreement, they shall give detailed written notice thereof to OMEGA and Acquisition and shall use their best efforts to prevent or promptly remedy the same.

     4.4 Consummation of Agreement. Each shall use his or its best efforts to perform and fulfill all conditions and obligations on his or its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.


                 ARTICLE V. COVENANTS OF OMEGA AND ACQUISITION.

     OMEGA and Acquisition each hereby covenants and agrees with Dr. Schmisseur and the Orthodontic Entity as follows:

     5.1 Authorization from Others. Prior to the Closing, each will have obtained all authorizations, consents and permits of others required to permit the consummation by it of the transactions contemplated by this Agreement.

     5.2 Consummation of Agreement. Each shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.


         ARTICLE VI. CONDITIONS TO OBLIGATIONS OF OMEGA AND ACQUISITION

     The obligations of OMEGA and Acquisition to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 6 will have been accomplished.

     6.1 Representations; Warranties; Covenants. Each of the representations and warranties of the Orthodontic Entity and Dr. Schmisseur contained in Schedule 1 shall be true and correct as though made on and as of the Closing, and Dr. Schmisseur and the Orthodontic Entity shall have performed all of his or its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

     6.2 New PC. Dr. Schmisseur shall have formed the New PC under the laws of the State in order to commence the practice of orthodontics through the New PC. Dr. Schmisseur shall have furnished (i) a certificate of the State Secretary of State as to the legal existence and professional corporation good standing of New PC; and (ii) a copy of the resolutions adopted by the board of directors and stockholders of New PC authorizing and approving the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement.

     6.3 Other Agreements. Dr. Schmisseur shall have executed and delivered, or shall have caused the New PC to execute and deliver, to Acquisition a Management Services

Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit E .

     6.4 Initial Public Offering. OMEGA shall have completed the IPO.

     6.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for OMEGA or Acquisition is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.

     6.6 Notices. The Orthodontic Entity shall, at Acquisition's expense, notify all patients and obligors of accounts receivable, and third party payors and others designated by OMEGA of the Merger and the other transactions contemplated hereunder pursuant to notices substantially in the form collectively attached hereto as Exhibit C.

     6.7 Financial Condition. The financial condition of the Orthodontic Entity shall not be materially adversely different from the Financial Statement, as determined by OMEGA and Acquisition. During the period from the date of the Financial Statement to the Closing, there shall not have been any material adverse change in the financial condition, results of operations, business or prospects of the Orthodontic Entity, nor any material loss or damage to its assets, whether or not insured, which materially affects the ability of Orthodontic Entity to conduct its business. The Orthodontic Entity shall have delivered to OMEGA a certificate, dated the date of Closing, to the foregoing effect, and further to the effect that there are no Accounts Payable or other liabilities as of the date of Closing that are not reflected on the Financial Statement other than those which have been disclosed in writing to and accepted in writing by OMEGA and Acquisition and which incurred since the date of the Financial Statement in the ordinary course of business.


                  ARTICLE VII. CONDITIONS TO OBLIGATIONS OF THE
                      ORTHODONTIC ENTITY AND DR. SCHMISSEUR

     The obligations of the Orthodontic Entity and Dr. Schmisseur to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by this Article 7 will have been accomplished.

     7.1 Representations; Warranties; Covenants. Each of the representations and warranties of OMEGA and Acquisition contained in Schedule 2 shall be true and correct as though made on and as of the Closing and each of OMEGA and Acquisition shall have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

     7.2 Acquisition. OMEGA shall have formed Acquisition and shall have caused Acquisition to join in this Agreement.

     7.3 Other Agreements. OMEGA and Acquisition shall have executed and delivered to Dr. Schmisseur and New PC a Management Services Agreement and a Stock Put/Call Option and Successor Designation Agreement, each having substantially the terms and conditions of the forms hereof collectively attached hereto as Exhibit E.

     7.4 Initial Public Offering. OMEGA shall have completed the IPO.

     7.5 Absence of Certain Litigation. There shall not be any injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or suit, action or other proceeding which in the reasonable opinion of counsel for Dr. Schmisseur is likely to result in the restraint or prohibition of the consummation of any material transaction contemplated hereby.


                    ARTICLE VIII. OBLIGATIONS AFTER CLOSING.

     8.1 OMEGA Exceptional Practice and the Report Suggestions. On and after the Closing, Dr. Schmisseur agrees to cause the New PC to implement the suggestions in the Report and the concepts of OMEGA's Exceptional Practice.

     8.2 Books and Records. OMEGA and Acquisition shall permit Dr. Schmisseur, his accountants and attorneys, reasonable access to such books and records for the purpose of preparing such tax returns of Dr. Schmisseur as may be required after the Closing and for other proper purposes approved by OMEGA and Acquisition.

     8.3 License. Dr. Schmisseur shall maintain all licenses necessary to practice orthodontics in the State. Dr. Schmisseur shall not commit or fail to commit any act which would cause Dr. Schmisseur or the New PC to suffer the revocation, suspension or limitation of Dr. Schmisseur's or the New PC's license.

                          ARTICLE IX. INDEMNIFICATION.

     9.1 Indemnification By Dr. Schmisseur. Subject to the limitations set forth in Section 9.3, Dr. Schmisseur agrees to defend, indemnify and hold each of OMEGA and Acquisition harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by OMEGA or Acquisition based upon a breach of any representation, warranty or covenant made by the Orthodontic Entity or Dr. Schmisseur in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants. OMEGA and Acquisition may at their option recover such indemnification claims by OMEGA or Acquisition by set-off against amounts of principal and interest due under the Purchase Note, but shall not be required to recover said claims in such manner and may proceed against Dr. Schmisseur and his transferees in liquidation at any time or times for recovery of indemnification claims.

     9.2 Indemnification By OMEGA and Acquisition. Subject to the limitations set forth in Section 9.3, OMEGA and Acquisition, jointly and severally, each agrees to defend, indemnify and hold Dr. Schmisseur harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by Dr. Schmisseur based upon a breach of any representation, warranty or covenant made by OMEGA or Acquisition in this Agreement or in any exhibit, certificate, schedule or financial statement delivered hereunder, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants.

     9.3 Exclusions. Notwithstanding Sections 9.1 and 9.2:

          (a) no indemnification shall be payable to the extent any claim is covered by insurance; and

          (b) no indemnification shall be payable with respect to claims asserted more than five (5) years after the Closing.

     9.4 Notice: Defense of Claims. Prompt written notice of each claim for indemnification hereunder shall be given to the other party, specifying the amount and nature of the claim, and of any matter which in the opinion of the claimant is likely to give rise to an indemnification claim. The indemnifying party shall have the right to participate at its own expense in the defense of any such matter or its settlement. If, in the opinion of the indemnified party, its financial condition or business would not be impaired thereby, such party may authorize the indemnifying party to take over the defense of such matter so long as such defense is expeditious. Failure to give notice of a matter which may give rise to an indemnification claim shall not affect the rights of any party to collect such claim from the other party or its transferees in liquidation.

     9.5 Payment of Claims; Alternative Dispute Resolution. Indemnification claims by OMEGA or Acquisition may be paid or otherwise satisfied as an offset against the Purchase Note as set forth under Section 9.1, and, in the alternative or after any such offset, the indemnification claims (or any balance thereof) shall be paid or otherwise satisfied by Dr. Schmisseur, or Dr. Schmisseur's transferees in liquidation, within 30 days after notice thereof is given by OMEGA or Acquisition. In the event an indemnification claim is made by any party and the indemnifying party disputes the nature or amount of the claim, such dispute shall be referred to the American Arbitration Association to be settled by alternative dispute resolution in accordance with the commercial alternative dispute resolution rules of said Association, with the fees and expenses thereof to be borne 50% by Acquisition and 50% by the New PC and Dr. Schmisseur. If the indemnifying party is New PC or Dr. Schmisseur, the arbitration shall be held in Boston, Massachusetts, and if the indemnifying party is OMEGA or Acquisition, the arbitration shall be held in Chicago, Illinois.


                            ARTICLE X. MISCELLANEOUS.

     10.1 Termination.

          (a) At any time prior to the Closing, this Agreement may be terminated
(i) by mutual consent of the parties with the approval of their respective board of directors or members, (ii) by either if there has been a material misrepresentation, breach of warranty or breach of covenant by the other party in its representations, warranties and covenants set forth herein, (iii) by OMEGA or Acquisition if the conditions stated in Article VI have not been satisfied at or prior to the Closing, or (iv) by Dr. Schmisseur if the conditions stated in Article VII have not been satisfied at or prior to the Closing.

          (b) If the IPO is not successfully completed within six (6) months of this Agreement, this Agreement may be terminated by OMEGA or Dr. Schmisseur upon written notice to the other party, and if so terminated, all obligations of the parties hereunder shall terminate without any further liability of either party to the other, except that each party shall remain obligated in respect of the provisions of Section 10.3 and 10.7 which shall survive any such termination.

     10.2 Survival of Warranties and Other Obligations. All representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by either party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

     10.3 Fees and Expenses. Each of the parties will bear its or his own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement.

     10.4 Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram or facsimile transmission) addressed as provided below and if either
(a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested, or sent by reputable overnight courier:

                  If to Dr. Schmisseur and the Orthodontic Entity, to:

                  Robert R. Schmisseur, D.D.S.
                  1701 South Prospect
                  Champaign, Illinois 61820

                  If to the OMEGA or Acquisition, to:

                  Omega Orthodontics, Inc.
                  3621 Silver Spur Lane
                  Acton, California  93510
                  Attn:   Robert Schulhof

and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

     10.5 Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to the provisions of this Agreement, all of which are hereby incorporated herein by reference) together with the Management Services Agreement and the Stock Put/Call Option and Successor Designation Agreement (including all exhibits and schedules thereto), taken together, constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by my party hereto, have been expressed herein or therein.

     10.6 Binding Agreement, Successors. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any of the parties without the prior written consent of all the other parties.

     10.7 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including without limitation any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data which (i) became available to the public other than as a result of such party's violation of this Agreement, (ii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iii) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives and lenders who need to know such information and agree to keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

         10.8 Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Delaware and, together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such state. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

         10.9 Referrals. Nothing in this Agreement shall be construed as an offer or payment to the other party or any affiliate of the other party of any cash or other remuneration whether directly or indirectly, overtly or covertly, specifically for patient referrals or for recommending or arranging the purchase, lease or order of any item or service. The Consideration to be received upon consummation of the Merger represents the fair market value of the Orthodontic Entity and is not in any way related to or dependent upon referrals by and between OMEGA, Acquisition and Dr. Schmisseur.

     10.10 Further Assurances. Following the execution of this Agreement, Dr. Schmisseur, the Orthodontic Entity, OMEGA and Acquisition each agrees:

          (a) to deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement, and the transactions contemplated herein;

          (b) to confer on a regular basis with the other, report on material operational matters and promptly advise the other orally or in writing of any change or event resulting in or which, insofar as can reasonably be foreseen could result in, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; and

          (c) to provide the other (or its counsel) promptly with copies of all filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

     10.11 Counterparts; Section Headings; Gender. This Agreement may be executed, accepted and delivered in any number of counterparts, but all counterparts shall together constitute but one and the same instrument. The underlined section headings are inserted for convenience of reference only and are not to be construed as part of this Agreement. The use of the masculine or neuter gender includes each of the other genders.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


                              Printed Name: Robert R. Schmisseur, D.D.S.

                              Robert R. Schmisseur, D.D.S., P.C.


                              By: /s/ Robert R. Schmisseur
                                  ----------------------------------
                                  Printed Name: Robert R. Schmisseur, D.D.S.

                                  Its
                                      ------------------------------
                                             Duly Authorized

                                   OMEGA ORTHODONTICS, INC.

                                   By: /s/ Robert J. Schulhof
                                      ----------------------------------
                                   Printed Name: Robert J. Schulhof
                                   Its President and Chief Executive Officer
                                   Duly Authorized




                                     JOINDER

     Omega Orthodontics of Champaign, Inc. hereby joins in this Agreement as if an original signator hereto.



                                 Omega Orthodontics of Champaign, Inc.


                                 By:
                                     --------------------------------
                                 Printed Name:
                                              -----------------------
                                 Its
                                    ---------------------------------
                                              Duly Authorized

                                    Exhibit A
                                    ---------

                               Financial Statement

                                    Exhibit B
                                    ---------

                                  Purchase Note

                                    Exhibit C
                                    ---------

                                     Notices

                                    Exhibit D
                                    ---------

                        Orthodontic Entity's Charter and
                                     By-Laws

                                    Exhibit E

                     Draft Management Services Agreement and
            Stock Put/Call Option and Successor Designation Agreement

                                   Schedule 1
                                   ----------

                        Representations and Warranties of
         Dr. Schmisseur and Orthodontic Entity to OMEGA and Acquisition

     Each of the Orthodontic Entity and Dr. Schmisseur hereby represents and warrants to OMEGA and Acquisition as follows:

     1. Organization and Qualification of the Orthodontic Entity. The Orthodontic Entity is a duly formed and organized professional corporation under the laws of the State. The Orthodontic Entity is a legally existing professional corporation under the State Professional Corporation Act (the "Act") and no event has occurred which alone or after the passage of time would result in the dissolution of the Orthodontic Entity. The Orthodontic Entity has the full power to conduct business as currently conducted by the Orthodontic Entity and to own and lease the property it purports to own. The copies of any articles of organization or incorporation and by-laws, as defined in the Act, of the Orthodontic Entity which are currently in effect, and all amendments thereto (collectively, the "Charter and By-Laws"), certified by Dr. Schmisseur, attached hereto as Exhibit D are complete and correct.

     2. Authorization of Transaction. All necessary action, company or otherwise, has been taken by the Orthodontic Entity to authorize the execution of the Agreement by Dr. Schmisseur, and the delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the valid and binding obligation of the Orthodontic Entity and Dr. Schmisseur, enforceable against the Orthodontic Entity and Dr. Schmisseur in accordance with its terms.

     3. Present Compliance with Obligations and Laws. Except as disclosed on
Exhibit X attached to this Schedule, there is not: (a) any violation of the Charter or By-Laws; (b) a default in the performance of any obligation, agreement or condition of any debt instrument from Dr. Schmisseur or the Orthodontic Entity which (with or without the passage of time or the giving of notice) affords to any person the right to accelerate any material indebtedness or terminate any right; (c) a default of or breach of (with or without the passage of time or the giving of notice) any other contract to which Dr. Schmisseur or the Orthodontic Entity is a party or by which their assets are bound; or (d) any violation of any law, regulation, administrative order or judicial order applicable to Dr. Schmisseur or the Orthodontic Entity, or their business or assets.

     4. No Conflict of Transaction With Obligations and Laws.

     (a) Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, will: (i) constitute a breach or violation of Orthodontic Entity's Charter or By-Laws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under, any debt instrument to which Dr. Schmisseur or the Orthodontic Entity is a party, or give any person the right to accelerate any indebtedness or terminate any right; (iii) constitute (with or without the passage of time or giving of notice) a default under or breach of any other agreement, instrument or obligation to which the Orthodontic Entity or Dr. Schmisseur is a party or by which their assets are bound; or (iv) result in a violation of any law, regulation, administrative order or judicial order applicable to the Orthodontic Entity, Dr. Schmisseur, their business or assets.

     (b) Except as disclosed on the attached Exhibit X to this Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Orthodontic Entity do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

     5. Investigations and Licenses.

     (a) The Orthodontic Entity and Dr. Schmisseur have all necessary licenses to practice orthodontics in the State.

     (b) Neither the Orthodontic Entity nor Dr. Schmisseur is subject to any investigation, whether threatened, current or pending, under which the Orthodontic Entity or Dr. Schmisseur may be required to forfeit or suffer the revocation, suspension or limitation of Dr. Schmisseur's or the Orthodontic Entity's license to practice orthodontics and neither the Orthodontic Entity nor Dr. Schmisseur is subject to any investigation, whether threatened, current or pending by a commercial third-party payor.

     6. Financial Statement. Attached as Exhibit A to the Agreement is the Financial Statement of the Orthodontic Entity. To the best knowledge of Dr. Schmisseur, the Financial Statement is complete and correct and fairly presents in all material respects the financial position of the Orthodontic Entity as at the date of such statement and the results of its operations for the period then ended, in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby for the periods covered thereby.

     7. Capitalization and the Interests. The authorized capital of the Orthodontic Entity consists of the Interests. All of the Interests have been validly issued and are fully paid and non-assessable. There are no options, warrants, rights or other agreements or commitments obligating the Orthodontic Entity or Dr. Schmisseur to issue or sell the Interests and there are no pre-emptive rights with respect to any Interests. Dr. Schmisseur is the beneficial and record owner of the Interests. Dr. Schmisseur has good title to the Interests, free and clear of any liens, encumbrances or restrictions of any kind. The Interests are not subject to any voting or similar agreement.

     8. Property; Liens; Condition.

     (a) Except as set forth on Exhibit X to this Schedule, the Orthodontic Entity has good and marketable title in fee simple to all of its owned real and personal property, including without limitation, all machinery and equipment used or owned by the Orthodontic Entity (the "Equipment") free of liens and encumbrances (the "Property"). All the Property owned or leased by the Orthodontic Entity is in good repair, has been well maintained, substantially conforms with all applicable ordinances, regulations and zoning or other laws. The Equipment is in good working order.

     (b) No other entity or person owns any of the assets necessary for the operation of the Orthodontic Entity. The Orthodontic Entity does not operate any of its practice through any other entities or persons.

     9. Payment of Taxes. The Orthodontic Entity has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed and has paid all taxes owing except taxes which have not yet accrued or otherwise become due for which adequate provision has been made in the Financial Statement. All transfer, excise or other taxes payable by reason of the Merger pursuant to the Agreement shall be paid or provided for by the Orthodontic Entity after the Closing out of the Consideration to be received upon consummation of the Merger.

     10. Absence of Undisclosed Liabilities and Changes.

     (a) As of the date of the Financial Statement, the Orthodontic Entity had no liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except (i) liabilities stated or adequately reserved against on the Financial Statement, (ii) liabilities not in excess of $5,000 arising in the ordinary course of business since the date of the Financial Statement, and (iii) liabilities disclosed in Exhibit X to this Schedule. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect, the business, properties, operations or condition of the Orthodontic Entity which has not been specifically disclosed herein or in Exhibit X to this Schedule.

     (b) Except as disclosed in Exhibit X to this Schedule, since the date of the Financial Statement there has not been:

          (i) any change in the financial condition, properties, assets, liabilities, business or operations of the Orthodontic Entity, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Orthodontic Entity;

          (ii) any mortgage, encumbrance or lien placed on any of the Interests or the Property, or the property subject to any lease, or which remains in existence on the date hereof or at the time of Closing; or

          (iii) any obligation or liability incurred by the Orthodontic Entity other than obligations and liabilities incurred in the ordinary course of business and disclosed on Exhibit X attached to this Schedule.

     11. Litigation. Except for matters described on Exhibit X to this Schedule, there is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Orthodontic Entity or Dr. Schmisseur, threatened against the Orthodontic Entity or Dr. Schmisseur, at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or governmental inquiry pending or, to the knowledge of the Orthodontic Entity or Dr. Schmisseur, threatened against or involving Dr. Schmisseur or the Orthodontic Entity, and there is no basis for any of the foregoing, and there are no outstanding court orders, court decrees, or court stipulations to which the Orthodontic Entity or Dr. Schmisseur is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Dr. Schmisseur or the Orthodontic Entity.

     12. Insurance. The Orthodontic Entity has possessed adequate occurrence Professional liability coverage for the five (5) years prior to the date of this Agreement protecting the Orthodontic Entity and Dr. Schmisseur from any professional malpractice liability that might arise because of the Orthodontic Entity's or Dr. Schmisseur's practice activities over the preceding five (5) years. Prior to the Closing, the New PC shall have obtained and shall continue to maintain, at its cost, Occurrence Medical Malpractice Liability Insurance for Dr. Schmisseur and the New PC. The Orthodontic Entity possesses adequate insurance coverage for its Property.

                                    EXHIBIT X
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                        Exceptions to Representations and
                        Warranties of Dr. Schmisseur and
                   Orthodontic Entity to OMEGA and Acquisition


Exceptions to Section 8A of Schedule 1: All business assets including inventory, equipment, accounts and general intangibles have been pledged to Central Illinois Bank to secure two (2) separate loans made by Central Illinois Bank to the Corporation. The first such loan was dated December 31, 1993, was in the original principal amount of $200,000.00 and has a current principal balance of $122,254.98. The second such loan was dated December 11, 1996, was in the original principal amount of $15,000.00 and has a current principal balance of $5,000.

Exceptions to Paragraph 10B(i) of Schedule 1: Effective December 5, 1996, the Corporation entered into a Termination Agreement with Amardeep S. Khara, who had been employed by the Corporation as an Orthodontist since June 23, 1995.

                                   Schedule 2
                                   ----------

                        Representations and Warranties of
         OMEGA and Acquisition to Dr. Schmisseur and Orthodontic Entity

     Each of OMEGA and Acquisition hereby represents and warrants to Orthodontic Entity and Dr. Schmisseur as follows:

     1. Organization of OMEGA. That it is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by it to authorize the execution, delivery and performance of this Agreement, and this Agreement is a valid and binding obligation of it enforceable against it in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

     3. Litigation. There is no litigation pending or, to its knowledge, threatened against it which would prevent or hinder the consummation of the transactions contemplated by this Agreement.